================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           Asyst Technologies, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     -------------------------------------------------------------------------


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                           ASYST TECHNOLOGIES, INC.
                                48761 Kato Road
                               Fremont, CA 94538

                               ----------------

                   Notice of Annual Meeting of Shareholders
                        to be held on September 2, 1999

                               ----------------

TO THE SHAREHOLDERS OF ASYST TECHNOLOGIES, INC.:

  Notice Is Hereby Given that the Annual Meeting of Shareholders of Asyst Technologies, Inc., a California corporation (the "Company"), will be held on Thursday, September 2, 1999 at 4:00 p.m. local time at the Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054 for the following purpose:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 50,000,000 shares.

    3. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending March 31, 1999.

    4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on July 6, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ James C. Kitch

                                          James C. Kitch
                                          Secretary

Fremont, California
July 29, 1999


 ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                           ASYST TECHNOLOGIES, INC.
                                48761 Kato Road
                               Fremont, CA 94538

                               ----------------

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

                               September 2, 1999

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  The enclosed proxy is solicited on behalf of the Board of Directors of Asyst Technologies, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on September 2, 1999, at 4:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054. The Company intends to mail this proxy statement and accompanying proxy card on or about July 29, 1999, to all shareholders entitled to vote at the Annual Meeting.

Solicitation

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, Beacon Hill Partners. No additional compensation will be paid to directors, officers or other regular employees for such services, but Beacon Hill Partners will be paid its customary fee, estimated to be about $5,000, if it renders solicitation services.

Voting Rights and Outstanding Shares

  Only holders of record of Common Stock at the close of business on July 6, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on July 6, 1999 the Company had outstanding and entitled to vote 12,251,366 shares of Common Stock.

  Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum but except for Proposal 2 are not counted for any purpose in determining whether a matter is approved. With respect to Proposal 2, abstentions and broker non-votes will have the same effect as negative votes.

Revocability of Proxies

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 48761 Kato Road, Fremont, CA 94538, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Shareholder Proposals

  The deadline for submitting a shareholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is March 31, 2000. The deadline for submitting a shareholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is March 31, 2000.

                                Proposal 1

                          Election Of Directors

  There are five nominees for the six Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, all such directors having been elected by the shareholders.

  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                    The Board Of Directors Recommends

                  A Vote In Favor Of Each Named Nominee.

Nominees

  The names of the nominees and certain information about them are set forth below:

 Name               Age   Principal Occupation/Position Held With the Company
 ----               ---   ---------------------------------------------------
 Mihir Parikh        52 Chairman of the Board of Directors and Chief Executive
                        Officer of the Company
 Stanley Grubel      57 Chief Executive Officer of MiCRUS
 Tsuyoshi Kawanishi  70 Senior Advisor of Toshiba Corporation
 Ashok K. Sinha      55 President of the Metal Deposition Product Business
                        Group of Applied Materials, Inc.
 Walter W. Wilson    55 President of Solectron California Corporation

  Dr. Parikh has served as Chairman of the Board and Chief Executive Officer of the Company since July 1992. He has been a director of the Company since he founded the Company in 1984 and served as the Company's President and Chief Executive Officer from its inception to July 1992. From 1974 to 1984, he held various management positions with Hewlett-Packard and International Business Machines Corporation. Dr. Parikh received his Ph.D in Engineering-Physics from UC Berkeley.

  Mr. Grubel has served as a director of the Company since January 1997. Mr. Grubel has served as Chief Executive Officer of MiCRUS, a manufacturer of CMOS wafers since January 1, 1995. Between 1993 and 1995, he was a Director of Procurement and Capital Planning for International Business Machines Corporation. Since May 1999, he has served on the Board of Directors of Central Hudson Gas & Electric Corporation.

  Mr. Kawanishi has served as a director of the Company since February 1996. He has served as Senior Adviser of Toshiba Corporation ("Toshiba"), a manufacturer of electronic machinery and semiconductors, since June 1994. He previously held the position of Senior Executive Vice President at Toshiba from June 1990 to June 1994. Mr. Kawanishi also sits on the board of directors of Applied Materials, Inc. and Chartered Semiconductor Manufacturing Ltd. He is also president of Japan's Society for Electronics Packaging and Chairman of the Board of Singapore's Institute for Microelectronics.

  Dr. Sinha has served as a director of the Company since January 1997. Dr. Sinha has served as Group Vice President of Applied Materials, Inc., a semiconductor equipment manufacturer, since 1990 and is President of the Metal Deposition Product Business Group of Applied Materials, Inc.

  Mr. Wilson has served as a director of the Company since January 1995. Mr. Wilson has served as President of Solectron North America, a wholly-owned subsidiary of Solectron Corporation, a provider of manufacturing services to the electronics industry ("Solectron"), since September 1995, as President of Solectron California Corporation since September 1993 and as a Senior Vice President, Operations of Solectron since June 1990. Mr. Wilson also sits on the board of directors of Mylex Corporation.

  There are no family relationships among any of the directors or executive officers of the Company.

Board Committees and Meetings

  During the fiscal year ended March 31, 1999 the Board of Directors held five meetings. The Board has an Audit Committee and a Compensation Committee.

  The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent auditors to be retained, and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of Mr. Wilson, a non-employee director. It met five times during such fiscal year.

  The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is presently composed of two non-employee directors: Mr. Grubel and Dr. Sinha. During the fiscal year ended March 31, 1999, the Compensation Committee was composed of Mr. Grubel and Dr. Sinha. It met two times during such fiscal year.

  During the fiscal year ended March 31, 1999 each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                Proposal 2

    Approval Of Increase In NumberOf Authorized Shares Of Common Stock

  The Board of Directors has adopted, subject to shareholder approval, an amendment to the Company's Amended and Restated Articles of Incorporation (the "Articles") to increase the Company's authorized number of shares of Common Stock from 20,000,000 shares to 50,000,000 shares.

  The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Amended and Restated Articles of Incorporation with the Secretary of State of the State of California.

  In addition to the 12,251,366 shares of Common Stock outstanding at July 6, 1999, shares of Common Stock have been reserved and are available for issuance as follows: (i) 4,861,129 shares upon exercise of options granted under the Company's 1993 Stock Option Plan, and (ii) 700,000 shares upon exercise of options granted under the Company's 1993 Employee Stock Purchase Plan.

  Although at present the Board of Directors has no other plans or arrangements to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further shareholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.

  The Board also reserved, in connection with the Company's Share Purchase Rights Plan adopted in June 1998 (the "Rights Plan"), 250,000 shares of Series A Junior Participating Preferred Stock. Under certain circumstances, the Rights Plan may have an anti-takeover effect by allowing the Company to oppose a hostile takeover attempt. For example, the Rights Plan would give certain holders the right to acquire additional shares of stock at a low price in connection with an acquisition of shares not approved by the Board of Directors. In addition, the Company's charter documents contain provisions which also may have anti-takeover effects (the "Charter Provisions"). The Charter Provisions include (i) provisions in the Company's Articles to abolish cumulative voting, and (ii) provisions in the Articles and Bylaws requiring 66 and 2/3% approval of the voting stock for the approval of amendments to certain provisions of the Articles and the Bylaws. At present the Company has no plans or arrangements to subsequently adopt or implement any additional measures having anti-takeover affects, other than the adoption of this proposal.

  The additional shares of Common Stock that would become available for issuance if the amendment were approved could also be used by the Board to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless Shareholders should be aware that, like the Rights Plan and the Charter Provisions, approval of this proposal could facilitate future efforts by the Board to deter or prevent changes in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

  The affirmative vote of the holders of a majority of the shares of Common Stock, will be required to approve this amendment to the Company's Amended and Restated Articles of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.


     The Board of Directors Recommends A Vote In Favor Of Proposal 2.

                                Proposal 3

            Ratification Of Selection Of Independent Auditors

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since its inception in 1984. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Shareholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Arthur Andersen LLP. For purposes of this vote abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

                    The Board Of Directors Recommends

                      A Vote In Favor Of Proposal 3.

                            ADDITIONAL INFORMATION

  The current executive officers of the Company, and their ages as of June 15, 1999, are as follows:

                                  MANAGEMENT

Name                     Age Position
----                     --- --------
Mihir Parikh............  52 Chairman of the Board and Chief Executive Officer
Terry L. Moshier........  50 President and Chief Operating Officer
Anthony C. Bonora.......  56 Senior Vice President, Research and Development and Chief Technical
                             Officer
Douglas J. McCutcheon...  50 Senior Vice President, Chief Financial Officer
Dennis R. Riccio........  48 Senior Vice President, Global Customer Operations

  Mr. Moshier has served as President and Chief Operating Officer of the Company since May 1997. From July 1996 to May 1997, Mr. Moshier served as Executive Vice President and Chief Operating Officer of the Company. From June 1995 to June 1996, Mr. Moshier was on the Advisory Board of the Arizona Technology Incubator Fund, a non-profit organization assisting start-up technology companies. Prior to such time, Mr. Moshier was Senior Vice President of Technology and Operations for Telxon Corporation, a designer and manufacturer of hand-held wireless computers, from November 1993 to June 1995. From June 1990 to October 1993, Mr. Moshier was Director of Operations of the Motorola Computer Group, a wholly-owned subsidiary of Motorola.

  Mr. Bonora joined Asyst in 1984 and has been Senior Vice President, Research and Development of the Company since 1986 and Chief Technical Officer since January 1996. From 1975 to 1984, he held various management positions at Celtec Corporation, a manufacturer of products for the semiconductor industry, including Vice President, Research and Development and General Manager of its Cybeq equipment division.

  Mr. McCutcheon joined the Company in January 1996 as Senior Vice President, Chief Financial Officer. From January 1991 to November 1995, Mr. McCutcheon was Vice President, Corporate Finance at Cadence Design Systems, Inc., a design automation software company. Prior to 1991, Mr. McCutcheon was President of Toshiba America Medical Credit, a captive financing subsidiary of Toshiba America.

  Mr. Riccio joined the Company in August 1998. From January 1997 to August 1998, Mr. Riccio served as President, USA Operations of Novellus Systems, Inc., a semiconductor equipment manufacturer. From 1989 to January 1997, Mr. Riccio held various senior management positions at Applied Materials Inc., a semiconductor equipment manufacturer.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of June 15, 1999 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock.

                                                                Beneficial
                                                               Ownership(1)
                                                           --------------------
                                                           Number of Percent of
Beneficial Owner                                            Shares     Total
----------------                                           --------- ----------
Mihir Parikh(2)...........................................   885,520     6.9%
 48761 Kato Rd.
 Fremont, CA 94538
J.&W. Seligman & Co., Incorporated........................   796,800     6.5%
 100 Park Avenue
 New York, NY 10017
Terry L. Moshier(3).......................................   138,980     1.1%
Douglas J. McCutcheon(4)..................................    93,964       *
Anthony C. Bonora(5)......................................    82,099       *
Walter W. Wilson(6).......................................    28,584       *
Tsuyoshi Kawanishi(7).....................................    21,584       *
Stanley Grubel(8).........................................    16,084       *
Ashok Sinha(9)............................................    16,084       *
William Leckonby..........................................     1,000       *
All directors and officers as a group (9 persons)(10)..... 1,301,747    9.84%

--------
  *Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 12,185,520 shares outstanding on June 15, 1999, adjusted as required by rules promulgated by the SEC.

 (2) Includes 196,900 shares held of record by Mihir & Nancy Parikh Living Trust, dated April 3, 1986, of which Dr. Parikh is a trustee. Also includes 46,600 shares held by a custodian for the benefit of Dr. Parikh's minor children, of which Dr. Parikh disclaims beneficial ownership. Includes 642,020 shares subject to stock options exercisable within 60 days of June 15, 1999.

 (3) Includes 138,980 shares subject to stock options exercisable within 60 days of June 15, 1999.

 (4) Includes 92,435 shares subject to stock options exercisable within 60 days of June 15, 1999.

 (5) Includes 66,387 shares subject to stock options exercisable within 60 days of June 15, 1999.

 (6) Includes 27,000 shares subject to stock options exercisable within 60 days of June 15, 1999.

 (7) Includes 20,000 shares subject to stock options exercisable within 60 days of June 15, 1999.

 (8) Includes 14,500 shares subject to stock options exercisable within 60 days of June 15, 1999.

 (9) Includes 14,500 shares subject to stock options exercisable within 60 days of June 15, 1999.

(10) Includes an aggregate of 1,034,670 shares held by all directors and executive officers that are subject to options exercisable within 60 days of June 15, 1999. See Notes (2) through (9), above.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                            EXECUTIVE COMPENSATION

Compensation of Directors

  Stanley Grubel, Tsuyoshi Kawanishi, Ashok Sinha, and Walter W. Wilson each received a retainer of $10,000 for service on the Board of Directors, including any committee thereof, and $1,000 for each Board meeting that they attended for the fiscal year ended March 31, 1999. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

  Prior to April 1, 1999 each non-employee director of the Company also received stock option grants under the 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) were eligible to receive options under the Directors' Plan.

  During fiscal year ended March 31, 1998, the following directors received options under the Directors' Plan: Mr. Grubel and Dr. Sinha were each granted an option to purchase 6,000 shares of Common Stock at an exercise price of $23.813 per share in January 1999; Mr. Kawanishi was granted an option to purchase 6,000 shares of Common Stock at an exercise price of $23.063 per share in February 1999; and Mr. Wilson was granted an option to purchase 6,000 shares of Common Stock at an exercise price of $23.75 per share in January 1999.

  Effective April 1, 1999, the Company terminated the Directors' Plan in order to revise the compensation program for non-employee directors by replacing the annual grant of options under the Directors' Plan with an annual award of shares of Common Stock pursuant to the 1993 Stock Option Plan.

  Under the new program, the Board intends to annually award non-employee directors, at the time of their re-election, shares of Common Stock with a then current value of $30,000. For purposes of calculating the number of shares of Common Stock into which this dollar amount translates, Common Stock is valued at its closing price on the Nasdaq National Market on the award date.

  Unless a director elects otherwise, the shares are awarded on a deferred basis (vesting ratably over 12 months) by credit to a Common Stock account. A director who elects not to receive the shares of Common Stock on a deferred basis shall receive 60 percent of the award in shares and the balance of 40 percent in cash.

  The new program also establishes a Common Stock ownership objective for non-employee directors. Each director is expected to accumulate, over the first three years of Board service beginning on or after April 1, 1999, the number of shares of Common Stock that is equal to three times the dollar value of the annual Common Stock award. Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level.

  The intent of the new program is to encourage the acquisition and retention of Common Stock by directors, evidencing alignment of their interests with the interests of shareholders. In order to make the transition to the new program and facilitate achievement of the Common Stock ownership objective, on May 19, 1999 the Company made a one-time award of 1,584 shares of Common Stock to current non-employee directors, on a deferred basis (vesting ratably over 24 months).

  Also, in the future, on appointment or election to the Board, the Company intends to award each new director, on a deferred basis (vesting ratably over 36 months), shares of Common Stock with a value equal to three times the annual retainer. The award is in lieu of the grant of 14,000 options at fair market value, vesting annually over four years, under the Directors' Plan.

                      COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

  The following table shows for the fiscal year ended March 31, 1999 compensation awarded or paid to, or earned by the Company's Chief Executive Officer and the Company's next four most highly compensated executive officers who earned over $100,000 during the fiscal year (the "Named Executive Officers"), except as disclosed below, no compensation characterized as long-term compensation, including restricted stock awards issued at a price below fair market value or long-term incentive plan payouts, was paid by the Company during the fiscal year ended March 31, 1999 to any of the Named Executive
Officers:

                                           Annual             Long Term
                                        Compensation     Compensation Awards
                                      -----------------  --------------------
                                                         Options
                               Fiscal                       (#    All other
Name and Principal Position     Year   Salary  Bonus(1)  shares) Compensation
---------------------------    ------ -------- --------  ------- ------------
Mihir Parikh..................  1999  $275,393      --   500,000   $11,458(2)
Chairman of the Board and       1998  $285,038 $395,300  100,000   $13,569(3)
Chief Executive Officer         1997  $249,519 $145,000  100,000   $11,644(4)
Terry L. Moshier..............  1999  $214,999      --   150,000   $ 7,522(5)
President and                   1998  $212,865 $213,520   50,000   $33,597(6)
Chief Operating Officer         1997  $141,538 $ 90,000  150,000       --
Douglas J. McCutcheon.........  1999  $175,000      --    75,000   $ 3,009(7)
Senior Vice President and       1998  $174,096 $128,810   30,000   $ 6,091(8)
Chief Financial Officer         1997  $163,096 $ 80,300   10,000   $ 5,381(9)
Anthony C. Bonora.............  1999  $164,999 $ 50,000  125,000       --
Senior Vice President,          1998  $171,207 $157,580   40,000   $ 5,218(9)
Research and Development        1997  $158,827  $80,500   30,000   $ 2,381(9)
and Chief Technical Officer
William R. Leckonby...........  1999  $236,978      --       --    $ 5,382(10)
Former President and Chief
 Operating                      1998  $208,576 $ 41,000   10,000   $13,599(11)
Officer of Asyst Software,
 Inc.                           1997  $150,000 $ 64,400   20,000   $ 5,404(12)

--------
 (1) The Company's officers are eligible for annual cash bonuses under the terms of the Company's Executive Bonus Plans, adopted each fiscal year. Payments of bonuses are based upon achievement of specified financial objectives determined by the Board of Directors at the beginning of each fiscal year. Financial objectives are based, in part, on the Company's operating budget and results of operations.

 (2) Consists of the following payments made by the Company: (i) $6,231 car allowance, (ii) $2,877 for premiums of term life and supplemental disability, (iii) $2,350 in matching contribution to the Company's 401(k) plan.

 (3) Consists of the following payments made by the Company: (i) $6,000 car allowance, (ii) $2,819 for premium for term life and supplemental disability and (iii) $4,750 in matching contribution to the Company's 401(k) plan.

 (4) Consists of the following payments made by the Company: (i) $6,000 car allowance, (ii) $600 for premiums for term life and supplemental disability insurance, (iii) $5,044 in matching contribution to the Company's 401(k) plan and (iv) reimbursements for certain incidental expenses.

 (5) Consists of the following payments made by the Company: (i) $6,000 car allowance and (ii) $1,522 for premiums for term life insurance and supplemental disability insurance.

 (6) Consists of the following payments made by the Company: (i) $6,000 car allowance, (ii) $1,347 for premiums for term life insurance and supplemental disability life insurance, (iii) reimbursements for certain incidental expenses, and (iv) $26,250 loan forgiveness pursuant to a loan agreement between the Company and Mr. Moshier.

 (7) Consists of the following payments made by the Company: (i) $1,733 for term life and supplemental disability and (ii) $1,276 in matching contribution to the Company's 401(k) plan.

 (8) Consists of the following payments made by the Company: (i) $1,249 for premiums for term life and supplemental disability and (ii) $4,842 in matching contribution to the Company's 401(k) plan.

 (9) Consists of matching contributions to the Company's 401(k) plan.

(10) Consists of the following payments made by the Company: (i) 4,361 car allowance and (ii) 1,921 for premium for term life and supplemental disability.

(11) Consists of the following payments made by the Company: (i) $6,000 for car allowance, (ii) $3,394 for premiums for term life and supplemental disability and (iii) $4,205 in matching contributions to the Company 401(k) plan.

(12) Consists of the following payments made by the Company: (i) $4,500 for car allowance and (ii) $540 in matching contributions to the Company's 401(k) plan.

                       STOCK OPTION GRANTS AND EXERCISES

  The Company grants options to its executive officers under its 1993 Stock Option Plan (the "1993 Plan"). As of June 15, 1999, options to purchase 3,708,194 shares were outstanding under the 1993 Plan and options to purchase 308,559 shares remained available for grant thereunder.

  The following tables show for the fiscal year ended March 31, 1999 certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

                       Option Grants in Last Fiscal Year

                             Individual Grants
                         ------------------------------
                                                                            Potential Realizable
                                                                              Value at Assumed
                         Number of         % of Total                       Annual Rates of Stock
                         Securities         Options                          Price Appreciation
                         Underlying        Granted to   Exercise             for Option Term(2)
                          Options         Employees in   Price   Expiration ---------------------
Name                      Granted        Fiscal Year(1)  ($/Sh)     Date      5% ($)    10% ($)
----                     ----------      -------------- -------- ---------- ---------- ----------
Mihir Parikh............  400,000(3)         20.73%      $13.75   10/19/08  $3,458,720 $8,765,400
Mihir Parikh............  100,000(4)          5.19        6.875   10/19/08     432,310  1,095,640
Terry L. Moshier........  150,000(5)(8)       7.78        6.875   10/19/08     648,465  1,643,460
Douglas J. McCutcheon...   75,000(6)(8)       3.89        6.875   10/19/08     324,233    821,730
Anthony C. Bonora.......  125,000(7)(8)       6.48        6.875   10/19/08     540,388  1,369,550
William R. Leckonby.....      --               --           --         --          --         --

--------

(1) Based on an aggregate of 1,930,128 options granted to directors and employees of the Company in fiscal 1999 including the Named Executive Officers.

(2) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all shareholders.

(3) The options were fully vested on the date of grant. The term of the option is 10 years.

(4) The options vest ratably on a monthly basis over a period of 48 months beginning on the date of grant. The vesting of the options accelerates immediately upon a change in control. The term of the option is ten years.

(5) Options covering 100,000 shares become fully vested on October 19, 2003. The remaining options vest ratably on a monthly basis over a period of 48 months beginning on the date of grant. The term of the options is ten years.

(6) Options covering 45,000 shares become fully vested on October 19, 2003. The remaining options vest ratably on a monthly basis over a period of 48 months beginning on the date of grant. The term of the option is ten years.

(7) Option covering 85,000 shares become fully vested on October 19, 2003. The remaining options vest ratably on a monthly basis over a period of 48 months beginning on the date of grant. The term of the options is 10 years.

(8) The vesting of the options accelerate by one year upon a change in control.

  The following table shows the number and value of the unexercised options held by each of the Named Executive Officers at March 31, 1999:

   Aggregated Option Exercises in Last Fiscal Year, and FY-End Option Values

                                                            Number of
                                                           Securities         Value of
                                                           Underlying       Unexercised
                                                           Unexercised      In-the-Money
                                                         Options/SARs at  Options/SARs at
                                                           FY-End (#)          FY-End
                         Shares Acquired      Value       Exercisable/      Exercisable/
Name                     on Exercise (#) Realized ($)(1)  Unexercisable   Unexercisable(2)
----                     --------------- --------------- --------------- ------------------
Mihir Parikh............          0         $      0     595,888/199,112 $  346,045/755,253
Terry L. Moshier........          0                0     109,965/240,035 $360,360/1,251,390
Douglas J. McCutcheon...          0                0      75,978/124,022 $   48,760/518,465
Anthony C. Bonora.......      7,500         $103,875      50,312/159,888 $   82,215/880,492
William R. Leckonby.....     30,000         $720,000                 --                 --

--------
(1) Based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price of the options.

(2) Based on the fair market value of the Company's Common Stock as of March 31, 1999 ($13.75) minus the exercise price of the options.

                        LONG-TERM INCENTIVE PLANS

  In July 1998, the Company adopted and the shareholders subsequently approved the Company's Long-Term Incentive Compensation Plan (the "LTIP") to provide for incentive compensation to certain key executives of the Company based on performance tied to shareholder value. The essential features of the LTIP are outlined below:

Administration

  The LTIP is administered by the Compensation Committee, which has full power and authority to determine which key employees of the Company will receive awards under the LTIP, to interpret and construe the terms of the LTIP and to make all determinations it deems necessary in the administration of the LTIP.

Eligibility

  Participation in the LTIP is limited to key employees of the Company designated by the Compensation Committee.

Award of Units

  The LTIP provides for the award of participation units ("Units") to key employees as determined by the Compensation Committee. Units may be awarded as of the first day of any fiscal year of the Company through April 1, 2008. Generally, Units vest and become exercisable after a term of five years from the date of their award. A maximum of 500,000 Units may be awarded under the LTIP, and no more than 150,000 Units may be awarded to any one participant.

Vesting of Units

  Each Unit vests after five years from the date of award, except that, if earlier, a Unit becomes fully vested upon attainment of the Unit's Maximum Cumulative Unit Value (as defined below) or upon termination of a participant's employment with the Company (a) by the Company Without Cause before or after a Change in Control (both as defined in the LTIP), (b) other than for Cause after attainment of age 50 and completion of 10 years of employment with the Company or (c) by reason of death or disability.

Value of Units

  The value of an outstanding Unit (the "Incremental Unit Value") at any time depends on the extent of increase in the Company's Earnings Per Share (defined as the consolidated income of the Company prepared in accordance with generally accepted accounting principles, as reported in the Company's audited consolidated financial statements for that Fiscal year, adjusted on an after-tax basis to (a) exclude (i) in its entirety any item of nonrecurring gain or loss in excess of $2,000,000, except that gains resulting from the settlement or adjudication of intellectual property litigation shall be totally includible and (ii) any accruals for the Plan and (b) add back write-offs required in connection with any acquisition in the year of acquisition) from year to year. For purposes of the LTIP, Earnings Per Share for any fiscal year is the Company's Earnings (as defined in the LTIP) divided by the number of shares of common stock used to determine the Company's earnings per share for that year, as reported in the Company's audited consolidated financial statements for the year; provided, however, that for the fiscal year ending March 31, 1999, Earnings Per Share will be based on Earnings for the period July 1, 1998 through March 31, 1999 on an annualized basis.

  The Incremental Unit Value for any fiscal year is equal to the product of
(i) the Unit's Measuring Price (as defined below) and (ii) 80 percent of the percentage by which Earnings Per Share for the year exceeds Base Year EPS (defined as the Earnings Per Share for the Fiscal Year immediately preceding the date of an award of Units). The Measuring Price for each Unit awarded is the closing price of the common stock as reported on the Nasdaq National Market on the last day of the fiscal year preceding award of the Unit.

  A Unit's Incremental Unit Value for each of the five years from the date of award is cumulated to obtain the Unit cumulative value ("Cumulative Unit Value"), which is capped at an amount determined by the Compensation Committee when the unit is awarded (the "Maximum Cumulative Unit Value").

Payment of Units

  A Unit that becomes vested shall thereupon be exercised. Upon exercise, a participant will receive the Unit's Cumulative Unit Value (but not more than the Maximum Cumulative Unit Value). Except upon a Change in Control, when payment must be made entirely in cash, not less than 50 percent of the amount due will be paid in cash, and the balance will be paid in cash or in shares of common stock or both, as determined by the Compensation Committee in its discretion.

Amount Payable Upon Change in Control

  In respect of a Unit that becomes vested by reason of a Change in Control, the amount payable is as follows: (a) if the Change in Control occurs before the third anniversary of the Unit's award, the amount is the greater of the Unit's (i) Cumulative Unit Value or (ii) 75 percent of its Maximum Cumulative Unit Value; (b) if the Change in Control occurs on or after the third anniversary of such award, the amount is the greater of the Unit's
(i) Cumulative Unit Value or (ii) Maximum Cumulative Unit Value.

Termination of Units

  A Unit expires upon the earlier of (a) its exercise or (b) termination of the participant's employment with the Company; provided, however, that upon termination (i) by the Company Without Cause, (ii) other than for Cause after attainment of age 50 and completion of 10 years of employment with the Company, (iii) by reason of death or disability or (iv) for any other reason specifically approved in advance by the Compensation Committee, the term of the Unit is extended for a period of 14 months from the date of termination.

  The following table provides certain information with respect to awards during the past fiscal year to the Named Executed Officers under the LTIP:

           Long-Term Incentive Plan--Awards in Last Fiscal Year

                                                              Estimated Future
                                                               Payments under
                                                 Performance Long-Term Incentive
                                                   Period     Compensation Plan
                                       Number of    Until    -------------------
                                         Units   Maturation        5 Year
Name                                    Awarded   or Payout        Maximum
----                                   --------- ----------- -------------------
Mihir Parikh..........................     --          --               --
Terry L. Moshier......................  25,000     5 Years       $1,000,000
Douglas J. McCutcheon.................  15,000     5 Years       $  600,000
Anthony C. Bonora.....................  25,000     5 Years       $1,000,000
William R. Leckonby...................     --          --               --

--------

(1) No amounts are shown in the tables as "target" or "threshold" future payments because no such payment levels are set or contemplated under the LTIP.

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                COMPENSATION(1)

  The Compensation Committee is responsible for establishing the Company's compensation programs including salaries, bonuses (if any) and stock ownership programs for all employees, including the Chief Executive Officer and the other executive officers. The Compensation Committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy

  The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term shareholder value. Key elements of this philosophy are:

  . The Company pays competitively with leading companies with which it competes for talent. The Company regularly compares its pay practices with high-growth Silicon Valley companies in the semiconductor capital equipment industry and selected companies appearing in compensation surveys published by the American Electronics Association, and sets its pay parameters based on this review. When using comparative data, the Company attempts to set its compensation levels in a range which is competitive with management compensation at the companies examined.

  . The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

  . The Company provides equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners and not just as employees.

  Base Salary. The Compensation Committee annually reviews each executive officer's base salary. When reviewing base salaries, the Compensation Committee makes a subjective assessment of, in order of importance, individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The weight of these factors in the case of a particular individual's compensation may vary.

  Annual Incentive. The Company's Executive Bonus Plan (the "Bonus Plan") adopted each year, is a variable pay program pursuant to which officers and other senior managers of the Company may earn additional annual compensation. The actual incentive award earned depends on the extent to which the Company's articulated objectives are achieved. At the start of each year, the Compensation Committee reviews and approves the annual performance objectives for the Company and establishes an individual bonus pool for each executive officer. For fiscal 1999, the goal was based on a targeted level of operating earnings per share and individual performance objectives. The Company paid an aggregate of $50,000 in bonuses to Anthony C. Bonora during fiscal 1999.

  Individual awards are determined by evaluating the Company's performance against the goal and allocating a pro rata portion of the individual award pool based on the Company's performance against objectives during the year.

  Long-Term Incentives. The Company's long-term incentive program currently consists of: (i) the 1993 Stock Option Plan; (ii) the 1993 Employee Stock Purchase Plan (the "Purchase Plan"); (iii) the Long-Term Incentive Compensation Plan (the "LTIP"); and (iv) the new non-employee director compensation program as described on page 9 of this proxy statement. The option program utilizes vesting periods (generally four years) to encourage key employees to continue in the employ of the Company and provide equity incentives to build
--------
(1) The material in this report and in the performance graph is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language contained in such filing.

long-term shareholder value. The size of option grants is determined based on competitive practices at leading option grants is determined based on competitive practices at leading companies in the industry and the Company's philosophy of significantly linking executive compensation with shareholder interests. The Compensation Committee attempts to set equity compensation levels in the mid-range of comparable companies. In making awards, the Compensation Committee considers the number, value and vesting of an officer's outstanding options. During fiscal 1999, the Compensation Committee awarded to certain executive officers options that fully vest five years from the date of grant. The Compensation Committee awarded these options, which contain vesting schedules that differ from the Company's standard vesting schedule, in order to promote the long-term retention of the executive officers. The purpose of the Purchase Plan is to provide a means by which key employees of the Company (and any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions. Compensation payable under the LTIP is based on long-term corporate performance and is tied to an increase in shareholder value. The Board adopted the LTIP in order to provide incentive compensation for key executives responsible for the success of the Company and to attract talented new executives. The Company awarded 80,000 units under the LTIP to the executive officers during fiscal 1999.

Corporate Performance and Chief Executive Officer Compensation

  The Compensation Committee set Dr. Parikh's base annual salary for fiscal year 1999 at approximately $275,186. This amount was intended to provide an annual cash compensation level in the range of salaries of comparable companies. In setting this amount, the Compensation Committee took into account (i) the scope of Dr. Parikh's responsibility and (ii) the Compensation Committee's confidence in Dr. Parikh to lead the Company's continued development.

  Dr. Parikh also received stock option grants covering 500,000 shares in fiscal year 1999 to maintain his equity incentive position consistent with the objectives set forth above. Options covering 400,000 shares were fully vested on the date of grant. The remaining options vest ratably on a monthly basis over a period of 48 months and have vesting schedules that accelerate immediately upon a change in control.

  In order to ensure the retention of Dr. Parikh as Chief Executive Officer of the Company, on April 1, 1999, the Company entered into an employment agreement with Dr. Parikh. The essential provisions of such agreement are listed on page 21 of this proxy statement. The agreement sets Dr. Parikh's initial base salary at a minimum of $325,000 annually. The Compensation Committee shall review his base salary for increase no less often than annually. In addition, during the employment term, Dr. Parikh is eligible to receive annual bonuses and to participate in the Company's stock award/option grant plans. Also, he is eligible to participate in any benefit plans maintained by the Company for its employees.

Section 162(m) of the Internal Revenue Code

  Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to the Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

  The Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Nevertheless, the Compensation Committee has determined that options granted under the Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as performance based compensation. The Compensation Committee intends to continue to evaluate the effects of the statute and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

Conclusion

  Through the programs described above, a significant portion of the Company's compensation program for its senior executive officers is contingent on Company performance, and realization of benefits is closely linked to increases in long-term shareholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.

                                  Stanley Grubel
                                  Ashok K. Sinha

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                   PERFORMANCE MEASUREMENT COMPARISON(1)

  The following graph shows the total shareholder return of an investment of $100 in cash on April 1, 1994 for (i) the Company's Common Stock, (ii) the Nasdaq Market Index ("Nasdaq Market Index"), as calculated by Media General, and (iii) the Media General Industry Group 355 Index--Special Industry Machinery, except Metalworks, a published index ("SIC Code Index"). All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year:

            [PERFORMANCE MEASUREMENT COMPARISON GRAPH APPEARS HERE]

                            1994   1995     1996     1997     1998    1999
                            ----   ----     ----     ----     ----    ----
Asyst Technologies Inc.     100   306.25   189.58   162.50   387.50  229.17
SIC Code Index              100   134.44   141.10   169.54   223.62  244.40
Nasdaq Market Index         100   106.09   142.70   169.64   241.26  315.28
--------
(1) The material in this performance graph is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the 1994 Act or the 1934 Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

                             CERTAIN TRANSACTIONS

  In August 1997, the Company loaned $200,000 (the "Moshier Loan") to Terry Moshier, President and Chief Operating Officer of the Company, in order to assist Mr. Moshier with the purchase of a new residence as part of his relocation to California. The Moshier Loan has an interest rate of 4% per annum while Mr. Moshier is an employee of the Company and 6.39% per annum if Mr. Moshier's employment with the Company terminates for any reason. The Moshier Loan is secured by a second deed of trust on Mr. Moshier's California residence. The Moshier Loan terminates and shall be immediately due and payable upon the earlier of (i) September 1, 2002, (ii) 90 days after the termination of Mr. Moshier's employment for any reason, (iii) a default on the repayment of any principal or interest on the Moshier Loan, (iv) a default on the first mortgage on the property, (v) the sale or transfer of the property or (vi) the insolvency of Mr. Moshier. As of June 15, 1999, $223,626 of principal and interest was outstanding under the Moshier Loan.

  In addition, in August 1997 the Company loaned Mr. Moshier $180,000 (the "Second Moshier Loan") in order to facilitate his relocation to California. The Second Moshier Loan has an interest rate of 6.39% and is secured by a pledge of all of the shares of Company Common Stock that Mr. Moshier owns or that he may subsequently acquire. The Second Moshier Loan shall be forgiven equally over a 48 month period; provided, however, that if Mr. Moshier's employment is terminated without cause or by his death, the Second Moshier Loan shall be forgiven in full. The Second Moshier Loan shall terminate and be immediately due and payable upon the earlier of (i) 90 days after Mr. Moshier's voluntary termination, (ii) Mr. Moshier's insolvency or
(iii) Mr. Moshier's termination for cause. As of June 15, 1999, $100,895 of principal and interest was outstanding under the Second Moshier Loan.

  On September 30, 1997, the Company entered into an asset purchase agreement with Palo Alto Technologies, Inc. ("PAT") pursuant to which the Company sold to PAT certain intellectual property rights and office equipment which were owned or licensed by Asyst Automation, Inc. (a discontinued operation) in consideration for quarterly "Earn-Out Payments" up to an aggregate of $2.0 million. The "Earn-Out Payments" are equal to 4.0 percent of PAT gross revenue. The Company may convert the right to receive such "Earn-Out Payments" into shares of PAT securities at the closing of certain issuances of securities by PAT. In addition, PAT granted the Company the non-exclusive, worldwide right to distribute and sell any of PAT's products on PAT's most favorable distributor terms and conditions; except PAT may grant exclusive distribution rights to particular markets so long as such rights are first offered to the Company and the Company does not accept the offer. Such distribution rights shall terminate on the earlier of (i) the fifth anniversary of such agreement or (ii) if the Company begins selling its own products which are directly competitive with PAT's products. The Chairman and Chief Executive Officer of the Company is the Chairman and principal shareholder of PAT. The parties have agreed that the Chairman and Chief Executive Officer of the Company and one other officer of the Company may be advisors or directors of PAT while employed full time by the Company.

  On November 9, 1998, the Company entered into a severance agreement (the "Severance Agreement") with William R. Leckonby, the former President and Chief Operating Officer of Asyst Software, Inc. Under the terms of the Severance Agreement, Mr. Leckonby resigned his position with the Company on October 16, 1998 and will provide consulting services to the Company until July 16, 2000. From October 16, 1998 through June 30, 1999, Mr. Leckonby received payment in the amount equal to his then current base salary. From June 30, 1999 through July 16, 2000, the Company will pay Mr. Leckonby consulting fees in the amount of $250 per hour. In addition, the vesting of Mr. Leckonby's options to purchase Common Stock of the Company was accelerated by 12 months. Mr. Leckonby is also entitled to an amount not to exceed $10,000 for outplacement assistance and to reimbursement for reasonable expenses incurred while performing consulting services.

  On April 1, 1999, the Company entered into an employment agreement with Mihir Parikh (the "Employment Agreement") that provided for the following:

  . Term. The term of employment commenced on April 1, 1999 and extends for three years, renewing daily, so that, absent notice by either party to the other of an intent not to continue the term, the term shall always be three years.

  . Compensation and Benefits. The Employment Agreement sets Dr. Parikh's initial base salary at a minimum of $325,000 annually. The Compensation Committee shall review his base salary for increase no less often than annually. In addition, during the employment term, Dr. Parikh is eligible to receive annual bonuses and to participate in the Company's stock award/option grant plans. Also, he is eligible to participate in any benefit plans maintained by the Company for its employees.

  . Termination of Employment. If the Company terminates Dr. Parikh's employment without Cause or if he terminates his employment for Good Reason, either before or within six months following a Change in Control (all as defined in the Employment Agreement), he will be entitled to receive a lump-sum cash payment equal to the present value of (a) three times his then annual base salary and (b) three times an annual average bonus amount, determined under a formula spelled out in the Employment Agreement. He will also be entitled to all benefits that were payable to him at the time of termination and to continued participation, for 18 months thereafter, in the health and life insurance plans of the Company in which he was then a participant.

  . Reduction in Payments. If any payment to be made to Dr. Parikh under the Employment Agreement would constitute an "excess parachute payment" under the Internal Revenue Code, it will be reduced to a level such that no portions of the amount payable to him will lose its tax-deductibility to the Company; provided, however, that any such reduction shall be made only if and to the extent that it will result in his receipt of payments that are greater than the net amount that he would receive (after application of the applicable excise tax) if no reduction were made.

  . Confidentiality and Nonsolicitation. Under the Employment Agreement, Dr.
    Parikh may not disclose at any time confidential information about the Company that he acquires during his employment. In addition, during the term of employment and for one year thereafter (unless, his employment terminates without Cause or for Good Reason), he may not solicit employees or customers away from the Company.

  In November 1998, the Company loaned $350,000 (the "Riccio Loan") to Dennis Riccio, Senior Vice President, Global Customer Operations of the Company, in order to assist Mr. Riccio with the purchase of a new residence as part of his relocation to California. The Riccio Loan has an interest rate of 4.47% per annum. The Riccio Loan is secured by a deed of trust on certain real property owned by Mr. Riccio in Texas. The Riccio Loan terminates and shall be immediately due and payable upon the earlier of (i) May 31, 2000, (ii) 30 days after the termination of Mr. Riccio's employment for cause or after Mr. Riccio's resignation, or (iii) the insolvency of Mr. Riccio. As of June 15, 1999, the entire principal and interest thereon was outstanding under the Riccio Loan.

  In addition, in February 1999, the Company loaned Mr. Riccio $450,000 (the "Second Riccio Loan") in order to facilitate his relocation to California. The Second Riccio Loan has an interest rate of 4.64% and is secured by a second deed of trust on Mr. Riccio's California residence. The Second Riccio Loan terminates and shall be immediately due and payable upon the earlier of (i) January 31, 2004, (ii) 30 days after the termination of Mr. Riccio's employment for cause or after Mr. Riccio's resignation, or (iii) the insolvency of Mr. Riccio. As of June 15, 1999, the entire principal and interest thereon was outstanding under the Second Riccio Loan.

  The Company intends to loan $75,000 (the "Third Moshier Loan") to Terry Moshier in order to assist Mr. Moshier with the payment of income taxes. The Third Moshier Loan will have an interest rate of 4.98% per annum while Mr. Moshier is an employee of the Company. The Third Moshier Loan will be secured by a pledge of all of the shares of Company Common Stock that Mr. Moshier owns or that he may subsequently acquire. The Third Moshier Loan will terminate and be immediately due and payable upon the earlier of (i) five years following the date of the Third Moshier Loan, (ii) 90 days after the termination of Mr. Moshier's employment for any reason, or (iii) the insolvency of Mr. Moshier.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ James C. Kitch

                                          James C. Kitch
                                          Secretary

July 29, 1999

  A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 1999 is available without charge upon written request to: Douglas J. McCutcheon, Asyst Technologies, Inc., 48761 Kato Road, Fremont, CA 94538.

                                                                 1226-PS-98

                           ASYST TECHNOLOGIES, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 2, 1999

     The undersigned hereby appoints Mihir Parikh and Douglas J. McCutcheon, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Asyst Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Asyst Technologies, Inc. to be held at the Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054 on Thursday, September 2, 1999 at 4:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     Unless a contrary direction is indicated, this Proxy will be voted for all nominees listed in Proposal 1 and for Proposals 2 and 3, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

Management recommends a vote for the nominees for director listed below.

Proposal 1:  To elect directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected.

[_]  For all nominees listed below               [_] Withhold Authority
     (except as marked to the contrary               to vote for all nominees
     below).                                         listed below.

Nominees: Mihir Parikh, Stanley Grubel, Tsuyoshi Kawanishi, Ashok K. Sinha,
          Walter W. Wilson

To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:

_______________________________________________________________________________
_______________________________________________________________________________

                           (Continued on other side)

                                      1.

                          (Continued from other side)

Management recommends a vote for Proposals 2 and 3.

Proposal 2:    To approve an amendment to the Company's Amended and Restated
               Articles of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 50,000,000 shares.

          [_]  For              [_]   Against          [_]  Abstain


Proposal 3:    To ratify selection of Arthur Andersen LLP as independent
               auditors of the Company for its fiscal year ending March 31, 2000.

          [_]  For              [_]   Against          [_]  Abstain

DATED _________________          __________________________________________
                                 __________________________________________
                                                SIGNATURE(S)


                              Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

                                      2.